Exhibit 21.1

SUBSIDIARIES OF ALLOY, INC.

360 Youth, LLC

Alloy Mall Marketing Services, LLC

Alloy Marketing and Promotions, LLC

Armed Forces Communications, Inc

Canal Park, LLC

Care Packages, LLC

Collegiate Carpets, LLC

DX Company, Inc.

InSite Advertising, Inc.

MPM Holdings, Inc.

On Campus Marketing, LLC

The Staffing Authority, LLC

Triple Rewards LLC

Alloy Edward Acquisition Sub, Inc.

Sconex, LLC